EXHIBIT 99.1



FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:   Keith S. Walters, CEO
                                     (800) 752-5386


Ennis, Texas, July 31, 1998


ENNIS BUSINESS FORMS, INC. ANNOUNCES CHANGES IN DIRECTORS AND REPURCHASE OF
SHARES

     Keith S. Walters, Chairman, President and CEO of Ennis Business Forms,

Inc. (NYSE: EBF), announced today that Mr. Pat G. Sorrells had resigned from the Board of Directors.  Mr. Sorrells indicated to the Board that his decision to resign was made in order to pursue personal interests.  The

Board authorized the Company to purchase the 300,000 shares of Ennis

Business Forms, Inc. stock which Mr. Sorrells owned and desired to sell to the Company.  The shares were acquired today at a purchase price of

$3,300,000.

     To fill the vacancy left by Mr. Sorrells' resignation, the Board elected Mr. Ronald M. Graham, Vice President - Human Resources and

Secretary as a Director.  The Board also elected Mr. Joe Bouldin, General

Manager of the Company's largest manufacturing facility which is located in

Ennis, Texas as a Director to fill the vacancy created by the retirement of

Mr. Nelson Ward, former President, Chief Operating Officer and Director on

July 23, 1998.  Both Mr. Bouldin and Mr. Graham are expected to serve as

Directors on an interim basis until the Board can complete a search for other qualified individuals to fill these Board positions on a permanent basis.





                                                             (over)



     Ennis Business Forms, Inc. is among the largest wholesale custom business forms and related business products suppliers in the United

States.  Headquartered in Ennis, Texas, the Company has 16 production facilities in 11 states strategically located to serve Ennis' national network of distributors.  The Company offers an extensive product line,

from simple stock forms to more complex forms, laser-cut sheets, tags,

labels, presentation folders, commercial printing, advertising specialties and screen-printed products that can be custom designed to meet customers'

needs.


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